Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-172448 and No. 333-222117) on Form S-8 of Contango Ore, Inc. of our report dated September 25, 2020, relating to the consolidated financial statements of Contango Ore, Inc. appearing in this Annual Report (Form 10-K) for the year ended June 30, 2020.

/s/Moss Adams

Houston, Texas

September 25, 2020